Exhibit 99.1

CORESITE REPORTS FIRST-QUARTER FUNDS FROM OPERATIONS
INCREASED 19% YEAR OVER YEAR

Total operating revenues grew 16% year over year

DENVER, CO — April 24, 2014 — CoreSite Realty Corporation (NYSE:COR), a provider of secure, reliable, high-performance data center solutions, today announced financial results for the first quarter ended March 31, 2014.

Quarterly Highlights

•                  Reported first-quarter funds from operations (“FFO”) of $0.49 per diluted share and unit, representing a 19.5% increase year-over-year

•                  Reported first-quarter total operating revenues of $63.7 million, representing a 15.7% increase year-over-year

•                  Executed new and expansion data center leases representing $5.1 million of GAAP annualized rent at a rate of $129 per square foot

•                  Realized rent growth on signed renewals of 4.7% on a cash basis and 9.4% on a GAAP basis and rental churn of 1.2%

•                  Commenced 28,125 net rentable square feet of new and expansion leases with GAAP annualized rent of $134 per square foot, increasing stabilized data center occupancy to 83.0%

Tom Ray, CoreSite’s Chief Executive Officer, commented, “We are pleased that our first-quarter results reflect continued execution of our business plan, with total operating revenues and adjusted EBITDA increasing 16% and 21% year over year, respectively.” Mr. Ray continued, “Importantly, we recorded an increase in new and expansion sales, with 131 new and expansion leases executed representing $5.1 million in annualized GAAP rent.  This represents a 48% increase over the prior quarter and a 12% increase over the trailing-year quarterly average. In addition, we increased the number of quota-bearing sales reps across our platform by 21%, reflecting progress against our goal to increase in-place quota coverage by approximately 35% over the course of 2014.”

Financial Results

CoreSite reported FFO attributable to shares and units of $22.9 million for the three months ended March 31, 2014, an 18.8% increase year-over-year and a decrease of 1.0% compared to prior quarter.  On a per diluted share and unit basis, FFO increased 19.5% to $0.49 for the three months ended March 31, 2014, as compared to $0.41 per diluted share and unit for the three months ended March 31, 2013.  Total operating revenues for the three months ended March 31, 2014, were $63.7 million, a 15.7% increase year over year. CoreSite reported net income attributable to common shares of $2.7 million, or $0.13 per diluted share.

Sales Activity

CoreSite executed 131 new and expansion data center leases representing $5.1 million of GAAP annualized rent during the first quarter, comprised of 39,783 NRSF at a weighted average GAAP rate of $129 per NRSF.

CoreSite’s renewal leases signed in the first quarter totaled $3.5 million in GAAP annualized rent, comprised of 22,291 NRSF at a weighted average GAAP rate of $159 per NRSF, reflecting a 4.7% increase in rent on a cash basis and a 9.4% increase on a GAAP basis. The first-quarter rental churn rate was 1.2%.

CoreSite’s first-quarter data center lease commencements totaled 28,125 NRSF at a weighted average GAAP rental rate of $134 per NRSF, which represents $3.8 million of GAAP annualized rent.

Development Activity

In the first quarter, CoreSite delivered two additional computer rooms totaling 34,589 NRSF of turn-key data center (TKD) capacity in the New York market at our NY2 facility and placed into service 33,711 NRSF of TKD capacity in Los Angeles at our LA2 facility.

CoreSite had 50,000 NRSF of data center space under construction at VA2 in Northern Virginia at the end of the first quarter.  As of March 31, 2014, CoreSite had incurred $38.7 million of the estimated $73.5 million required to complete this project.

Balance Sheet and Liquidity

As of March 31, 2014, CoreSite had $260.0 million of total long-term debt equal to 2.2x annualized adjusted EBITDA and $375.0 million of long-term debt and preferred stock equal to 3.1x annualized adjusted EBITDA.

At quarter end, CoreSite had $10.2 million of cash available on its balance sheet and $236.6 million of available capacity under its credit facility.

Dividend

On March 6, 2014, CoreSite announced a dividend of $0.35 per share of common stock and common stock equivalents for the first quarter of 2014. The dividend was paid on April 15, 2014, to shareholders of record on March 31, 2014.

CoreSite also announced on March 6, 2014, a dividend of $0.4531 per share of Series A preferred stock for the period January 15, 2014, to April 14, 2014. The preferred dividend was paid on April 15, 2014, to shareholders of record on March 31, 2014.

2014 Guidance

CoreSite is maintaining its 2014 guidance of FFO per diluted share and unit in the range of $2.00 to $2.10. In addition, CoreSite is maintaining its 2014 guidance for net income attributable to common shares in the range of $0.50 to $0.60 per diluted share, with the difference between FFO and net income being real estate depreciation and amortization.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in the Stephens Spring Investment Conference on June 3, 2014, at the New York Palace Hotel in New York, NY and NAREIT’s REITWeek conference from June 4, 2014, through June 5, 2014, at the Waldorf Astoria in New York, NY.

Conference Call Details

CoreSite will host a conference call on April 24, 2014, at 12:00 p.m., Eastern time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers.  The passcode for the replay is 13578866.  The replay will be available until May 1, 2014.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” tab.  The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure and reliable data center solutions across eight key North American markets. CoreSite connects, protects and delivers an optimal performance environment and continued operation of mission-critical data and IT infrastructure for enterprises and Internet, private networking, mobility, and cloud service providers. CoreSite’s scalable platform of over two and a half million square feet of efficient, network-dense, cloud-enabled data center capacity enables customers to accelerate business performance, reduce operating costs and increase flexibility across their IT and communications systems. CoreSite’s 350+ professionals deliver best-in-class service by placing customer needs first in supporting the planning, implementation and operating requirements foundational to delivering reliable, secure and efficient IT operating environments.

More than 800 of the world’s leading enterprises, carriers and mobile operators, content and cloud providers and media and entertainment companies choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. CoreSite provides direct access to more than 275 carriers and ISPs, inter-site connectivity and CoreSite’s Open Cloud Exchange, which supports rapid, efficient and scalable Ethernet access to multiple key public clouds, enabling simple, flexible, multi-cloud capabilities.

For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

Greer Aviv | CoreSite Investor Relations Director
+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing;  the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands)

	March 31, 2014	December 31, 2013
Assets:
Investments in real estate:
Land	$79,929	$78,983
Building and building improvements	760,624	717,007
Leasehold improvements	96,834	95,218
	937,387	891,208
Less: Accumulated depreciation and amortization	(170,132)	(155,704)
Net investment in operating properties	767,255	735,504
Construction in progress	134,725	157,317
Net investments in real estate	901,980	892,821
Cash and cash equivalents	10,153	5,313
Accounts and other receivables, net	10,454	10,339
Lease intangibles, net	9,933	11,028
Goodwill	41,191	41,191
Other assets	61,961	55,802

Total assets	$1,035,672	$1,016,494

Liabilities and equity:
Liabilities
Revolving credit facility	$160,000	$174,250
Senior unsecured term loan	100,000	—
Mortgage loan payable	—	58,250
Accounts payable and accrued expenses	63,469	67,782
Deferred rent payable	9,530	9,646
Acquired below-market lease contracts, net	6,426	6,681
Prepaid rent and other liabilities	15,561	11,578
Total liabilities	354,986	328,187

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	210	209
Additional paid-in capital	269,510	267,465
Accumulated other comprehensive income	288	—
Distributions in excess of net income	(54,992)	(50,264)
Total stockholders’ equity	330,016	332,410
Noncontrolling interests	350,670	355,897
Total equity	680,686	688,307

Total liabilities and equity	$1,035,672	$1,016,494

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Operating revenues:
Data center revenue:
Rental revenue	$34,899	$33,988	$31,309
Power revenue	16,002	15,669	13,529
Interconnection revenue	8,059	7,866	6,572
Tenant reimbursement and other	2,756	1,885	1,789
Total data center revenue	61,716	59,408	53,199
Office, light industrial and other revenue	2,015	2,032	1,892
Total operating revenues	63,731	61,440	55,091
Operating expenses:
Property operating and maintenance	16,289	17,247	14,527
Real estate taxes and insurance	2,966	1,708	2,220
Depreciation and amortization	17,882	17,151	15,949
Sales and marketing	3,588	3,474	3,789
General and administrative	8,627	7,092	7,003
Rent	5,066	5,028	4,793
Transaction costs	4	—	5
Total operating expenses	54,422	51,700	48,286

Operating income	9,309	9,740	6,805
Interest income	2	14	2
Interest expense	(1,173)	(759)	(439)
Income before income taxes	8,138	8,995	6,368
Income tax (expense) benefit	(20)	34	(173)
Net income	8,118	9,029	6,195

Net income attributable to noncontrolling interests	3,301	3,809	2,262
Net income attributable to CoreSite Realty Corporation	4,817	5,220	3,933
Preferred dividends	(2,084)	(2,085)	(2,084)
Net income attributable to common shares	$2,733	$3,135	$1,849

Net income per share attributable to common shares:
Basic	$0.13	$0.15	$0.09
Diluted	$0.13	$0.15	$0.09

Weighted average common shares outstanding:
Basic	20,992,758	20,924,624	20,673,896
Diluted	21,521,838	21,492,301	21,314,779

Reconciliations of Net Income to FFO

(in thousands, except per share data)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net income	$8,118	$9,029	$6,195
Real estate depreciation and amortization	16,836	16,146	15,142
FFO	$24,954	$25,175	$21,337

Preferred stock dividends	(2,084)	(2,085)	(2,084)
FFO available to common shareholders and OP unit holders	$22,870	$23,090	$19,253

Weighted average common shares outstanding - diluted	21,521,838	21,492,301	21,314,779
Weighted average OP units outstanding - diluted	25,360,847	25,360,847	25,353,709
Total weighted average shares and units outstanding - diluted	46,882,685	46,853,148	46,668,488

FFO per common share and OP unit - diluted	$0.49	$0.49	$0.41

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net income	$8,118	$9,029	$6,195
Adjustments:
Interest expense, net of interest income	1,171	745	437
Income taxes	20	(34)	173
Depreciation and amortization	17,882	17,151	15,949
EBITDA	$27,191	$26,891	$22,754
Non-cash compensation	1,716	1,433	1,895
Transaction costs / litigation	230	—	105
Impairment of internal-use software	922	—	—
Adjusted EBITDA	$30,059	$28,324	$24,754

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense and impairment charges to EBITDA as well as adjusting for the impact of gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.